Exhibit 4.2

ARASTRA, INC.

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of October 16, 2004, by and among Arastra, Inc., a California corporation (the “Company”), and the Investors listed on Schedule A attached hereto (individually, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Company will issue and sell shares of its Series A Preferred Stock (“Series A Preferred Stock”); and

WHEREAS, the Investors’ obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions.

For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities (as defined below) or any authorized assignee thereof in accordance with Section 1.12 hereof.

(d) The term “IPO” shall mean the sale of the Company’s common stock (the “Common Stock”) in the Company’s first firm commitment underwritten public offering.

(e) The term “1934 Act” shall mean the Securities Exchange Act of

(f) The terms “register,” “registered and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, and, excluding in all cases, however, any Registrable Securities that have been sold by a person in a transaction in which his or her rights under this Section 1 are not assigned or that have been sold by a person pursuant to a registration statement under the Act covering such Registrable Securities that has been declared effective by the SEC or in an open market transaction under Rule 144 of the Act.

(h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(i) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Demand Registration.

(a) If the Company shall receive at any time or times not earlier than the third anniversary of the date of this Agreement, a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate public offering price (before any underwriting discounts and commissions) in excess of $25,000,000, the Company will:

(i) Within 10 days of the receipt thereof, give written notice of such request to all Holders; and

(ii) As soon as practicable, use its best efforts to effect the registration under the Act of all Registrable Securities which the Holders request to be registered, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company, within 20 days of the mailing of such notice by the Company in accordance with Section 3.5, subject to the limitations of subsection 1.2(b).

(b) If the Holders initiating the registration request hereunder (the “Initiating Holders”) intend to distribute or sell the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting and complete and execute all questionnaires, powers of attorney, indemnities, and other documents required under the terms of such underwriting agreements. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will include in such registration, first, the Registrable Securities requested to be included in such registration, pro rata among the Holders of Registrable Securities requesting to be included in such registration on the basis of the number of Registrable Securities which are requested to be included in such registration by each of such Holders, and second, the other securities to be included in such registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Company’s Board of Directors (the “Board”), it would be detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, that the Company may not utilize this right more than twice in any 12-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(ii) After the Company has effected one such registration pursuant to this Section 1.2(a) and such registration has been declared or ordered effective;

(iii) If at the time of the request by the Initiating Holders to register Registrable Securities the Company gives notice within 30 days of such request that it intends within the next 90 days to file a registration subject to Section 1.3 hereof, and, thereafter, the Company shall use its best efforts to cause such registration statement to become effective;

(iv) During the 180-day period following the effective date of a registration pursuant to Section 1.3 hereof; or

(v) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 1.11 hereof.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with a public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written reqtiest of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.7, if applicable, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 90 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, that (i) such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any Registrable Securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish to each Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request from time to time in order to facilitate the disposition of Registrable Securities owned by it;

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already required to qualify to do business or is already subject to service in such jurisdiction and except as may be required by the Act;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, (i) an opinion, dated such date, of the counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(j) Use its best efforts to promptly obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction; and

(k) Comply with all applicable rules and regulations of the SEC and make generally available to its securityholders earning statements satisfying the provisions of Section 11(a) of the Act and Rule 158 thereunder (or any similar rule promulgated under the Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) commencing on the first day of the first fiscal quarter of the Company, after the effective date of a registration statement, which statements shall cover at least said 12-month periods.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling

Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.11 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or Section 1.11, whichever is applicable.

1.6 Expenses of Registration. The Company shall bear and pay all expenses (other than underwriting discounts and commissions) incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to Section 1.2 and Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including, without limitation, all registration, filing, and qualification fees, printers’ and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one special counsel for the selling Holders selected by them (not to exceed $25,000); provided, however, that the Company shall not be required to pay for any expenses of registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of Holders of a majority of the Registrable Securities to be registered, unless the Holders agree to forfeit the right to one demand registration pursuant to Section 2. Any underwriting discounts and selling commissions in connection with a registration that the Company is not obligated to pay pursuant to this Agreement shall be borne pro rata among the selling Holders.

1.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock described in Section 1.3, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, the number of shares that may be included in the underwriting shall be allocated: first, to the Company; second, to the Holders on a pro rata basis according to the total amount of Registrable Securities held by the Holders or in such other proportions as shall mutually be agreed to among such selling Holders; and third, to any stockholder of the Company (other than a Holder); but in no event shall the amount of securities of the selling Holders of Registrable Securities included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the IPO in which case the selling Holders may be excluded entirely if the underwriters make the determination described above and no other stockholders’ securities are included. For purposes of the preceding sentence concerning apportionment, for any selling Holder which is a partnership or corporation, the partners, retired partners, members, former members and stockholders of such holder, or the estates and family members of any such partners, retired partners, members, former members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and stockholders of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay, as incurred, to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to (A) amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), or (B) any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or such other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration;

provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties, which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent audited annual or unaudited quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.11 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with an anticipated aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $2,500,000, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11: (i) if Form S-3 is not available for such offering by the Holders; (ii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. The Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Holders; provided, that the Company may not utilize this right more than once in any 12-month period.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred pursuant to Section 1.11, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees of counsel for the Company, and fees of one special counsel for the selling Holder or Holders (not to exceed $25,000) shall be borne by the Company. Registrations effected pursuant to this Section 1.11 shall not be counted as registrations effected pursuant to Section 1.2. The Company shall have no obligation to effect more than two S-3 registrations in any 12-month period pursuant to Section 1.11.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of the associated Registrable Securities (a) who is a family member or trust for the benefit of a Holder who is an individual, or (b) who, after such assignment or transfer, holds at least 100,000 shares (as adjusted for any stock splits, dividends, recapitalizations, combinations and the like) of Registrable Securities or, if less, all of the Registrable Securities of the Holder; provided: (i) the Company is given prior written notice of such transfer or assignment, furnished the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.14 below. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or limited liability company or partnership who are partners or retired partners of such partnership or members or retired members of such limited liability company (including spouses and lineal descendants and siblings of such partners, members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company or partnership; provided, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1. For sake of clarity, the foregoing assignment rights do not eliminate or modify any other restrictions on transfer or assignment with respect to the Registrable Securities set forth in other agreements between a Holder and the Company.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Investors holding at least a majority of the Registrable Securities then outstanding, grant any holder or prospective holder of any securities of the Company any registration rights superior to or pari passu with those of the Investors. The addition of new Investors under the Purchase Agreement who become parties to this Agreement shall not be considered a violation of this provision.

1.14 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if all officers, directors and greater than 1% stockholders of the Company enter into similar agreements. Furthermore, the Company and any underwriter will not release any officer, director or greater than 1% stockholder, in whole or in part, from their market stand-off obligations unless a proportionate amount of Registrable Securities held by each Holder is also released. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 1.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.15 Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 1 after seven years after the IPO.

(b) No Holder shall be entitled to exercise any right provided for in this Section 1 if the total number of shares held by all Holders is less than 1% of the number of outstanding shares of capital stock of the Company on a fully-diluted basis.

(c) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to this Agreement shall terminate after the IPO if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder can be sold in any three-month period without registration in compliance with Rule 144 of the Act.

(d) Any amendment or waiver of this Section 1.15 must be approved by all Holders who will be effected by such amendment or waiver.

2. Rights of First Offer.

2.1 Subsequent Offerings. Subject to the terms and conditions set forth in this Section 2.1, each Investor that holds at least 100,000 shares of Series A Preferred Stock (as adjusted for any stock splits, dividends, recapitalizations, combinations and the like) (a “Major Investor”)

shall have a right of first offer with respect to his Pro Rata Share (as defined below) of all sales by the Company, after the date hereof, of Equity Securities (as defined below). For the purposes of this Section 2.1, a Major Investor’s “Pro Rata Share” is equal to the ratio of (i) the number of shares of Common Stock then held by such Major Investor including shares issuable upon conversion of any Series A Preferred Stock then held by such Investor to (ii) the total number of shares of Common Stock outstanding, including the shares of Common Stock issuable upon conversion or exercise of all outstanding options, warrants and securities convertible into Common Stock including the Series A Preferred Stock, on such date (immediately prior to the issuance of the Equity Securities).

2.2 Exercise of Rights. If the Company proposes to issue any shares of, or securities, options or warrants convertible into or exercisable for any shares of, any class of its capital stock (“Equity Securities”), other than those excluded under Section 2.7, the Company shall first give each Major Investor written notice describing the Company’s intention to issue such Equity Securities, the type of Equity Securities, the number of such Equity Securities to be offered and the price and terms, if known, upon which the Company proposes to offer such Equity Securities. Each Major Investor shall have 20 days from the date of such notice to agree to purchase an amount up to his Pro Rata Share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any such Major Investor who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

2.3 Issuance of Equity Securities to Other Persons. If the Major Investors fail to exercise in full the rights of first offer, the Company shall have 45 days following expiration of the period provided in Section 2.2 to offer and issue to any person or persons the Equity Securities in respect of which such Major Investors’ rights were not exercised, at a price not less than and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to such Major Investors pursuant to Section 2.2 hereof. If the Company has not entered into an agreement for the sale of such Equity Securities within such 45-day period or if such agreement is not consummated within 30 days of the execution thereof or as otherwise stated in the notice given by the Company pursuant to Section 2.2 above, the Company shall not thereafter offer any Equity Securities without first offering such securities to such Major Investors in the manner provided above.

2.4 Termination of Rights of First Offer. The rights of first offer set forth in this Section 2 shall not apply to and shall terminate upon the closing of an IPO.

2.5 Waiver of Rights of First Offer. The rights of first offer set forth in this Section 2 may be waived or the time periods for notice shortened with respect to a particular transaction upon the vote or written consent of holders of at least majority of the outstanding Series A Preferred Stock (including Common Stock issued upon conversion thereof) held by the Investors.

2.6 Transfer of Rights of First Offer. The rights of first offer set forth in this Section 2 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 1.12.

2.7 Excluded Securities. The rights of first offer set forth in this Section 2 shall not apply to:

(a) shares of Common Stock issued upon conversion of the Series A Preferred Stock;

(b) any shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(c) any Equity Securities issuable or issued to financial institutions, customers, partners, vendors, lenders, developers, equipment lessors or lessors in connection with commercial arrangements, equipment financings, lease transactions or similar transactions pursuant to arrangements or agreements, not to exceed, in the aggregate, 15% of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock) on the date of the final sale by the Company of Series A Preferred Stock, and in each case which has been approved by the Board;

(d) any Equity Securities issued for consideration other than cash in connection with an acquisition by the Company, whether by merger, consolidation, sale of assets or sale or exchange of stock, in each case which has been approved by the Board;

(e) shares of Common Stock offered in connection with the IPO; and

(f) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without regard to principles of conflicts of law.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be personally delivered, sent by facsimile, mailed by registered or certified mail, postage prepaid, return receipt requested, or delivered by a nationally recognized overnight courier, addressed (a) if to an Investor, at such Investor’s address or facsimile number set forth on the signature pages, or at such other address or facsimile number as such Investor shall have furnished to the Company in writing, or (b) if to the Company, at its address or facsimile number set forth on the signature page of this Agreement addressed to the attention of the Corporate Secretary, or at such other address or facsimile number as the Company shall have furnished to the Investors, with a copy to John B. Montgomery, Montgomery Law Group, LLP at 525 Middlefield Road, Suite 250, Menlo Park, California 94025. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery or delivery by facsimile machine, on the date of such delivery, provided that in the case of facsimile a written receipt of successful transmission is obtained, (b) in the case of a nationally-recognized overnight courier, on the next business day after the date when sent, and (c) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

3.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Investors holding at least a majority of the Registrable Securities (or with respect to Section 3, Investors holding at least a majority of the Shares). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities (or Shares, as the case may be) then outstanding, each future holder of all such Registrable Securities (or Shares, as the case may be), and the Company; provided, however, that, if an amendment or waiver would adversely affect a Holder in a manner that is different from other Holders, then the written consent of such adversely affected Holder shall be required.

3.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

3.8 Aggregation of Stock. All shares of Registrable Securities (or, with respect to Section 3, all Shares) held or acquired by affiliated entities or persons (including partners of a partnership, limited partners of a limited partnership or members of a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9 Entire Agreement. This Agreement, together with the Purchase Agreement and the other documents delivered pursuant thereto, constitute the entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede any prior agreements or understandings with respect thereto.

3.10 Facsimile Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile, pdf file or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year indicated above.

COMPANY:

ARASTRA, INC., a California corporation

By:	/s/ John Montgomery
Name:	John Montgomery, Secretary

INVESTORS:

ANDREAS BECHTOLSHEIM

By:	/s/ Andreas Bechtolsheim

Address:

Tel:	( ) -

Fax:	( ) -

DAVID CHERITON

By:	/s/ David Cheriton

Address:

Tel:	( ) -

Fax:	( ) -

SCHEDULE A

LIST OF INVESTORS

Andreas Bechtolsheim

David Cheriton